Exhibit 23.14

CONSENT OF EXPERT

I, Albert Victor Chance, hereby consent to the quotation or summary of the portions prepared by me of the report entitled “Courageous Lake Prefeasibility Study” dated November 11, 2014 with an effective date of September 5, 2012 (the “Report”) in the Annual Report on Form 40-F of Seabridge Gold Inc. (the “40-F”), and to the use or incorporation by reference of the Report and my name in the 40-F.

/s/ Albert Victor Chance, P. Eng.
By:	Albert Victor Chance, P. Eng.

Dated: March 24, 2021